EXHIBIT 99

NEWS RELEASE

8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI CONCLUDES POSITIVE MEETING WITH U.S. FDA CONCERNING

MULTIKINE’S APPROVAL FOR HEAD & NECK CANCER

•	FDA acknowledges the great need for improved treatments for head and neck cancer, particularly the locally advanced oral cavity that CEL-SCI is targeting and is open to a close collaboration with CEL-SCI to help demonstrate that Multikine could be such a therapy

•	Approval is being pursued in other markets including Europe, the United Kingdom, and Canada, where commercialization could possibly begin as early as 2024 if Health Canada clears the submission

Vienna, VA, July 14, 2023 - CEL-SCI Corporation (NYSE American: CVM) today announced it has concluded a productive meeting with the U.S. Food and Drug Administration (FDA) regarding the path forward for bringing Multikine* (Leukocyte Interleukin, Injection) immunotherapy to market for the treatment of newly diagnosed locally advanced squamous cell carcinoma of the head and neck (SCCHN). During the recent meeting, the FDA acknowledged the longstanding need for improved treatments for head and neck cancer.

CEL-SCI believes the agency was collaborative and positive. Preliminary feedback from the FDA included that the selection criteria developed by CEL-SCI could be used to determine which patients should receive Multikine.  Based on the feedback received at this recent meeting, CEL-SCI is preparing additional information about its development plan for the next meeting with the agency.

CEL-SCI is expecting scientific advice meetings with the European Medicines Agency (EMA) and the Medicines and Healthcare Products Regulatory Agency (MHRA) in the UK in the fall of 2023. These are priority markets for CEL-SCI, as Europe has more than twice the number of head and neck cancer cases diagnosed each year as compared to the U.S.

The Company believes that it is even further along the regulatory path in Canada, as Health Canada already advised CEL-SCI earlier this year that it would be appropriate to request advance consideration for approval of Multikine under the Notice of Compliance with Conditions (NOCC) policy. If Health Canada grants the NOCC, then it is possible that CEL-SCI could begin commercialization in Canada as early as 2024.

Geert Kersten, CEO of CEL-SCI stated, “The almost 4-year median survival benefit and complete tumor elimination in some patients in just 3 weeks are very strong indications that we have a drug that can help patients with this horrible cancer. It is also important to note that 15.2% of the patients treated with Multikine exhibited a tumor response in only 3 weeks and patients who have a tumor response have an 82.2% survival at 5-years, compared to 48.6% for the control group.  Tumor response has often been used in conditional approvals as an important indicator of the effectiveness of a treatment.  A confirmatory clinical trial will be required by the FDA based on the agreed upon selection criteria for patients that will be treated with Multikine as assessed by methods including PET-CT/MRI screening. We will collaborate closely with the FDA to design a clinical protocol that will allow us to generate, as expeditiously as possible, the confirmatory data they require for approval of Multikine. This includes confirming the pre-surgical tumor responses that arise within just weeks of Multikine treatment in the agreed upon population.  Our meeting with Health Canada earlier this year was also positive, and we are preparing our application for the NOCC approval as they suggested, which we hope to file later this year/early next year. Our planned meetings with the MHRA in Britain and the EMA in Europe will help us understand if a conditional approval can be given in those countries with a promise to do confirmatory studies after approval or if it is possible to get a conditional approval with the enrollment of just a small number of patients. Our goal is to obtain approval of Multikine worldwide and then make it available to patients as fast as possible.”

Multikine is a neoadjuvant immunotherapy given to newly diagnosed head and neck cancer patients for three weeks immediately after diagnosis, before the standard of care (SOC) treatments of surgery and radiation, because that is when the immune system is still thought to be the strongest. The completed pivotal Phase 3 study demonstrated that patients who received Multikine followed by surgery and radiation reported a 5-year statistically significant overall survival (OS) absolute benefit of 14.1% in the intent to treat (ITT) subjects (n=380) who were categorized as lower risk for recurrence (LR) per National Comprehensive Cancer Network (NCCN) guidelines as compared to control LR subjects who received only SOC. With PET-CT/MRI, these subjects can be identified at screening to permit Multikine treatment before surgery.

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient’s immune system while it is still intact should provide the greatest possible impact on survival. Therefore, in the Phase 3 study, CEL-SCI studied patients who were newly diagnosed with locally advanced primary squamous cell carcinoma of the head and neck (oral cavity and soft-palate) with the investigational product Multikine first, BEFORE they received surgery and radiotherapy or surgery plus concurrent radiotherapy and chemotherapy (the current standard of care for these patients). We believe that this approach is unique. Most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed.

Multikine is designed to help the immune system “target” the tumor at a time when the immune system is still relatively intact and thereby thought to be better able to mount an attack on the tumor. The Phase 3 study enrolled 928 patients.

Multikine (Leukocyte Interleukin, Injection) received Orphan Drug designation from the FDA for neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck.

The Company has operations in Vienna, Virginia, and near/in Baltimore, Maryland.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2022. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy. This proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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